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                    April 26, 2022

       Anthony J. Irocci
       President
       APEX 11 INC.
       8217 East Spanish Boot Road
       Carefree, AZ 85377-5408

                                                        Re: APEX 11 INC.
                                                            Registration
Statement on Form 10-12G
                                                            Filed August 17,
2020
                                                            File No. 000-54964

       Dear Mr. Irocci:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Real Estate & Construction
       cc:                                              Jonathan Coury, Esq.